FOR IMMEDIATE RELEASE

Core Molding Technologies Reports
Full Year and Fourth Quarter 2024 Results
Record Operational Cash Flow and Margin Stability Driven by Strategic Initiatives

COLUMBUS, OH, March 11, 2025 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reported financial and operating results for the fiscal periods ended December 31, 2024.

Fiscal Year 2024 Highlights

•Net sales of $302.4 million, down 15.5% from $357.7 million in the prior year; and product sales of $291.1 million, down 16.2% from the prior year. The decrease in sales is primarily the result of lower demand from customers in all of the Company's significant markets.
•Gross margin of $53.3 million, or 17.6% of net sales, compared to $64.5 million or 18.0% of net sales, in the prior year.
•Selling, general and administrative expenses of $36.6 million, or 12.1% of net sales, compared to $38.0 million or 10.6% of net sales, in the prior year same period.
•Operating income of $16.7 million, or 5.5% of net sales, versus operating income of $26.5 million, or 7.4% of net sales, in the prior year.
•Total liquidity at year-end was $91.8 million, net cash provided by operating activities was $35.2 million, free Cash Flow1 was $23.6 million for the year, and the Debt to Trailing Twelve Months Adjusted EBITDA1 was less than 1 times or 0.64 times.
•Return on Capital Employed (ROCE) was 9.9% and ROCE excluding cash was 13.1% for the year.
•Net income of $13.3 million, or $1.51 per diluted share, compared to net income of $20.3 million, or $2.31 per diluted share, a year ago. Adjusted net income of $14.3 million, or $1.63 per diluted share, compared to adjusted net income of $20.8 million, or $2.36 per diluted share, in the prior year.
•Adjusted EBITDA1 of $33.8 million, or 11.2% of net sales, compared to $42.9 million, or 12.0% of net sales, in the prior year.

Fourth Quarter 2024 Highlights

•Net sales of $62.5 million, down 15.3% from $73.8 million in the prior year; and product sales of $60.0 million, down 17.1% from the prior year. Sales declined primarily due to lower demand from customers in medium and heavy-duty truck and powersports.
•Gross margin of $9.9 million, or 15.8% of net sales, compared to $10.9 million or 14.8% of net sales, in the prior year.
•Selling, general and administrative expenses of $9.0 million, or 14.4% of net sales, compared to $8.4 million or 11.4% of net sales, in the prior year same period.
•Operating income of $0.9 million, or 1.4% of net sales, versus $2.5 million, or 3.4% of net sales, in the prior year.
•Net loss of $39 thousand, or $0.00 per diluted share, compared to net income of $2.2 million, or $0.25 per diluted share, a year ago. Adjusted net income of $0.8 million, or $0.10 per diluted share, compared to net income of $2.6 million, or $0.30 per diluted share, in the prior year.
•Adjusted EBITDA1 of $5.7 million, or 9.2% of net sales, compared to $7.1 million, or 9.6% of net sales in the prior year.
1 Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Return on Capital Employed Excluding Cash, and Debt to Trailing Twelve Months Adjusted EBITDA are non-GAAP financial measures as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “Fiscal 2024 was another successful year for the Company in improving our business model and a testament to our work over the last three years to improve and stabilize margins, even with lower sales. As with all of Core’s successful transformations or Must Win Battles in the last several years, we first optimize the execution process to meet our future vision. I am pleased with our team's successful initiatives to improve operational efficiencies, reduce costs, and increase product line profitability in our plants. This resulted in better stability in our margins and record operational cash flow for Core Molding in 2024 of $35 million.

“With $45 million of new revenue wins in 2024, we plan to continue ramping our “Invest For Growth” strategy in 2025 as we continue to add resources to our sales & marketing function, now led by our CCO Alex Bantz. We focused on the execution processes with our sales function in 2024 and now we are investing in initiatives to leverage the execution processes into generating sales. Bottom line is that we need to spend more time working directly with our large customers at their locations, helping to solve their problems, and much more time presenting and displaying our capabilities at trade shows. Our three fundamental pillars that support Core’s Must Win Battle this year include 1) Grow Wallet Share by leveraging our relationships with many trusted blue chip customers, 2) Business Diversification and expansion into promising end markets supported by large addressable markets, including Constructions, Industrial, Energy, and Medical where we have seen early successes in 2024, and 3) M&A expansion through one or more strategic acquisitions to drive new sales channels where we have the processes to cross sell, a new geographic footprint advantage, or a process that is complementary to our current processes that grows our wallet share potential. Our growing sales opportunity pipeline is currently $275 million.”

John Zimmer, the Company’s EVP and Chief Financial Officer, commented, “The fiscal 2024 demand environment stayed under pressure most of the year and we quickly adjusted costs to match our revenue projections. As we signaled early in 2024, sales were down 15.5%, and we ended the year with net sales of $302.4 million, primarily based on macroeconomic challenges. Our ongoing operational improvements and cost reductions resulted in full year gross margins of 17.6%, even with the loss of fixed cost leverage on lower sales. By maintaining gross margins within our long-term range of 17% to 19% and controlling our sales, general and administrative costs, we were able to generate strong free cash flows of $23.6 million.

“We are excited about our sales opportunities in 2025. Most of our 2024 new wins will positively impact revenues in 2025, with full production cycles expected in 2026. We also project the truck cycle upturn starting in the second half of 2025, which continues throughout 2026 due to the new regulation changes in 2027. Despite areas of sales growth in 2025, we expect the full year sales to be flat based on the phase-out of approximately $30 million of Volvo programs, offset by higher tooling revenues and new program revenues resulting from new business wins in 2024. Without this Volvo transition, we would have anticipated Core’s sales up about 10% for the year. This demonstrates the early success of our Invest For Growth strategy, which we kicked off in 2024.”

2024 Capital Expenditures

The Company’s capital expenditures for 2024 were $11.5 million, including $2.5 million of capacity and new program investments. The Company plans for 2025 capital expenditures of approximately $10 to $12 million to meet current demand and allow for expansion.

Financial Position at December 31, 2024

The Company’s total liquidity at the end of 2024 was $91.8 million, with $41.8 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $21.5 million at December 31, 2024. The Debt to Trailing Twelve Months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal year.

1Debt to Trailing Twelve Months Adjusted EBITDA, Adjusted EBITDA, Adjusted Net Income, and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the fiscal year ended December 31, 2024. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through March 18, 2025, by calling (877) 344-7529 and using passcode ID: 2691885#. The live webcast of the call will also be available for replay later on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production), efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the imposition of new or increased tariffs and the resulting consequences; Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the Company’s financial position or other financial information; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
jzimmer@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net sales:
Products	$60,047	$72,439	$291,092	$347,375
Tooling	2,451	1,339	11,286	10,363
Total net sales	62,498	73,778	302,378	357,738

Total cost of sales	52,613	62,841	249,118	293,218

Gross margin	9,885	10,937	53,260	64,520

Selling, general and administrative expense	9,016	8,420	36,565	37,983

Operating income	869	2,517	16,695	26,537

Other (income) and expense
Interest (income) expense	(94)	175	(193)	1,011
Net periodic post-retirement benefit	(180)	(63)	(593)	(220)
Total other (income) and expense	(274)	112	(786)	791

Income before income taxes	1,143	2,405	17,481	25,746

Income tax (benefit) expense	1,182	223	4,182	5,422

Net (loss) income	$(39)	$2,182	$13,299	$20,324

Net income per common share:
Basic	$—	$0.25	$1.53	$2.37
Diluted	$—	$0.25	$1.51	$2.31

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Medium and heavy-duty truck	$34,241	$40,626	$163,915	$181,376
Power sports	12,220	20,115	68,445	84,688
Building products	2,689	1,879	17,011	28,743
Industrial and Utilities	6,347	4,231	18,829	23,658
All Other	4,550	5,588	22,892	28,910
Net Product Revenue	$60,047	$72,439	$291,092	$347,375

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	Year Ended December 31,
	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$41,803	$24,104
Accounts receivable, net	30,118	41,711
Inventories, net	18,346	22,063
Prepaid expenses and other current assets	12,621	15,001
Total current assets	102,888	102,879

Right of use asset	2,112	3,802
Property, plant and equipment, net	80,807	81,185
Goodwill	17,376	17,376
Intangibles, net	4,430	6,017
Other non-current assets	1,937	2,118
Total Assets	$209,550	$213,377

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,814	$1,468
Accounts payable	17,115	23,958
Contract liabilities	2,286	5,204
Compensation and related benefits	7,585	10,498
Accrued other liabilities	7,911	5,058
Total current liabilities	36,711	46,186

Other non-current liabilities	2,620	3,759
Long-term debt	19,706	21,519
Post retirement benefits liability	3,152	2,960
Total Liabilities	62,189	74,424

Stockholders' Equity:
Common stock	86	86
Paid in capital	45,760	43,265
Accumulated other comprehensive income, net of income taxes	2,292	5,301
Treasury stock	(36,145)	(31,768)
Retained earnings	135,368	122,069
Total Stockholders' Equity	147,361	138,953
Total Liabilities and Stockholders' Equity	$209,550	$213,377

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income	$13,299	$20,324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,399	12,912
Deferred income tax	473	2,473
Share-based compensation	2,495	2,923
Loss on the disposal of assets	241	80
Losses (Gain) on foreign currency	1,180	(58)
Change in operating assets and liabilities:
Accounts receivable	11,593	2,550
Inventories	3,718	1,808
Prepaid and other assets	1,673	(5,825)
Accounts payable	(8,105)	(4,916)
Accrued and other liabilities	(3,729)	3,551
Post retirement benefits liability	(1,086)	(980)
Net cash provided by operating activities	35,151	34,842
Cash flows from investing activities:
Purchase of property, plant and equipment	(11,525)	(9,100)
Net cash used in investing activities	(11,525)	(9,100)
Cash flows from financing activities:
Gross borrowings on revolving loans	—	37,098
Gross repayment on revolving loans	—	(38,962)
Payment on principal of term loans	(1,548)	(1,288)
Payments for taxes related to net share settlement of equity awards	(1,440)	(2,669)
Purchase of common shares	(2,939)	—
Net cash used in financing activities	(5,927)	(5,821)
Net change in cash and cash equivalents	17,699	19,921
Cash and cash equivalents at beginning of year	24,104	4,183
Cash and cash equivalents at end of year	$41,803	$24,104
Cash paid for:
Interest	$1,074	$1,234
Income taxes	$2,158	$5,250
Non cash investing activities:
Fixed asset purchases in accounts payable	$367	$298

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed (ROCE) represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. ROCE excluding cash represents ROCE less ending cash balance. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA, Free Cash Flow, Debt to Trailing Twelve Months Adjusted EBITDA and ROCE because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, Cash Flow from Operating Activities to Free Cash Flow and Net Income per Share to Adjusted Net Income per Share, the most directly comparable GAAP measures, and ROCE, for the periods presented:

Core Molding Technologies, Inc.
Net (Loss) Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net (loss) income	$(39)	$2,182	$13,299	$20,324
Provision for income tax expense	1,182	223	4,182	5,422
Total other (income) and expenses(1)	(273)	112	(786)	791
Depreciation and amortization	3,362	3,315	13,318	12,831
Share-based compensation	428	700	2,495	2,923
Severance Costs	1,066	570	1,294	570
Adjusted EBITDA	$5,726	$7,102	$33,802	$42,861

Adjusted EBITDA as a percent of net sales	9.2%	9.6%	11.2%	12.0%

(1)Includes net interest (income) expense, and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

Trailing Twelve Month Adjusted EBITDA
Net income	$13,299
Provision for income taxes	4,182
Total other expenses(1)	(786)
Depreciation and amortization	13,318
Share-based compensation	2,495
Severance Costs	1,294
Adjusted EBITDA	$33,802

Total Outstanding Term Debt as of December 31, 2024	$21,520

Term debt to Trailing Twelve Months Adjusted EBITDA	0.64

(1)Includes net interest (income) expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Year Ended December 31, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Equity	$147,361	$138,953
Structure debt	21,520	22,987
Total structured investment	$168,881	$161,940

Operating income	$16,695	$26,537
Return on capital employed	9.9%	16.4%

Core Molding Technologies, Inc.
Computation of Return on Capital Employed Excluding Cash
Fiscal Year Ended December 31, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Equity	$147,361	$138,953
Structure debt	21,520	22,987
Less Cash	$(41,803)	$(24,104)
Total structured investment, Excluding Cash	127,078	137,836

Operating income	$16,695	$26,537
Return on capital employed, Excluding Cash	13.1%	19.3%

Core Molding Technologies, Inc.
Free Cash Flow
Fiscal Year Ended December 31, 2024 and 2023
(unaudited, in thousands)

	2024	2023
Cash flow provided by operations	$35,151	$34,842
Purchase of property, plant and equipment	(11,525)	(9,100)
Free cash flow surplus	$23,626	$25,742

Core Molding Technologies, Inc.
Adjusted Net (Loss) Income per Share
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net (Loss) Income	$(39)	$2,182	$13,299	$20,324
Severance Costs (net of tax)	$842	$450	$1,022	$450
Adjusted net income	$803	$2,632	$14,321	$20,774

Weighted average common shares outstanding - basic	8,644,000	8,653,000	8,693,000	8,550,000
Weighted average common and potentially issuable common shares outstanding- diluted	8,720,000	8,878,000	8,787,000	8,772,000

Net (loss) income per share - basic	$—	$0.25	$1.53	$2.37
Severance Costs (net of tax)	0.10	0.05	0.12	0.05
Adjusted net income per share - basic	$0.10	$0.30	$1.65	$2.42

Net (loss) income per share - diluted	$—	$0.25	$1.51	$2.31
Severance Costs (net of tax)	0.10	0.05	0.12	0.05
Adjusted net income per share - diluted	$0.10	$0.30	$1.63	$2.36